EXHIBIT 99.14
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, JUNE 20, 2002


        BANYAN STRATEGIC REALTY TRUST AMENDS NORTHLAKE CONTRACT


OAK BROOK, ILLINOIS - JUNE 20, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that it has entered into a series of amendments to the sale contract relating to its Northlake Tower Festival Mall in Atlanta, Georgia. Among other provisions, the amendments extend the closing date from July 17, 2002 to September 17, 2002.

These amendments, which mark the completion of the due diligence period, also extend the time period within which the Northlake purchaser must obtain approval of its application to assume Banyan's first mortgage loan, to August 25, 2002. If the purchaser's application for assumption is rejected, the contract will be terminated without penalty to the purchaser.

In accordance with the terms of the contract, upon the expiration of the due diligence period on June 19, 2002, the purchaser has increased its earnest money from $200,000 to $400,000. The earnest money is now nonrefundable, except in the event of a default by Banyan, or the failure of a condition precedent.

L.G. Schafran, Banyan's Chairman, CEO and Interim President, commenting on the amendments, stated: "We are pleased to announce the successful completion of the purchaser's due diligence period and their decision to deposit additional earnest money. Although the closing has been unavoidably delayed due to a lengthy approval process, we are confident that the purchaser is committed to acquiring our property in September, or sooner if possible."


NASDAQ DELISTING
----------------

Banyan appeared today before the Nasdaq Listing Qualifications Panel in Washington, D.C., to appeal a Nasdaq determination that the shares of beneficial interest of the Trust should be delisted from the Nasdaq National Market System, due to the failure of the shares to trade above $1.00 during the 90-day period from February 14, 2002 to May 15, 2002.

The Trust expects to be advised of the Panel's decision within twenty-one
(21) days. In accordance with the Nasdaq rules, the Trust will be advised of the decision on appeal only after it becomes effective. The Trust intends to announce the decision as soon as practical after the Trust becomes aware of the result.









                                -more-
BANYAN STRATEGIC REALTY TRUST
ADD 1



Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Other properties were sold on April 1, 2002 and May 1, 2002. Banyan now owns a leasehold interest in one (1) real estate property located in Atlanta, Georgia, representing approximately 9% of its original portfolio. This property is subject to a contract of sale, currently scheduled to close on July 17, 2002, but expected to be extended to September 17, 2002. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.25 per share. An additional distribution of $0.20 per share is scheduled for July 15, 2002. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please see also the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended March 31, 2002 which was filed with the Securities and Exchange Commission on May 6, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.




          See Banyan's Website at http://www.banyanreit.com.





























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